Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Vice President of Investor Relations +1-781-434-4118
PAREXEL REPORTS FIRST QUARTER FISCAL YEAR 2010 FINANCIAL RESULTS
•	Diluted earnings per share of $0.21

•	Company announces plan to reduce costs
Boston, MA, October 27, 2009 — PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the first quarter ended September 30, 2009.
For the three months ended September 30, 2009, PAREXEL’s consolidated service revenue declined by 1.2% to $259.8 million, compared with $263.0 million in the prior year period. Service revenue in the prior year quarter ended September 30, 2008 would have been $257.3 million, taking into account $5.7 million in service revenue that was subsequently reversed during the fourth quarter of Fiscal Year 2009, as the result of an accounting adjustment. The accounting adjustment was described more fully in a press release dated August 10, 2009. On this adjusted basis, service revenue grew approximately 1% in the current quarter on a year-over-year basis. Service revenue growth in the quarter would have been 4.8% year-over-year, excluding the current quarter’s negative impact from foreign exchange of $16.2 million and the positive impact of $6.2 million related to acquisitions, as well as the prior year $5.7 million adjustment to service revenue.
The Company reported operating income of $18.5 million, or 7.1% of consolidated service revenue, in the first quarter of Fiscal Year 2010, versus operating income of $22.0 million, or 8.4% of consolidated service revenue, in the comparable quarter of the prior year. Operating income in the prior year quarter would have been $17.2 million, or 6.7% of service revenue, when taking into account the $4.7 million net revenue and cost impact related to the previously described accounting adjustment. Net income for the current quarter totaled $12.4 million, or $0.21 per diluted share, compared with net income of $13.6 million, or $0.23 per diluted share, for the quarter ended September 30, 2008. Certain tax adjustments had a favorable impact on earnings per share of approximately two cents in the current quarter.
On a segment basis, consolidated service revenue for the first quarter of Fiscal Year 2010 was $202.3 million in Clinical Research Services (CRS), $28.8 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $28.7 million in Perceptive Informatics, Inc.
Backlog at the end of September was approximately $2.157 billion. The reported backlog included gross new business wins of $322.1 million, cancellations of $100.7 million, a positive impact from foreign exchange rates of $21.7 million, and a negative impact from other adjustments of $2.4 million. The net book-to-bill ratio (defined as gross new business less cancellations divided by service revenue) was approximately 0.85 in the quarter. On a year-over-year basis, backlog at September 30, 2009 was up 4.7%.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “Despite a difficult market environment for both our industry and our Company, we were able to exceed our EPS expectations. Client mergers and portfolio reprioritizations have created some unevenness in the demand for our services as reflected in project proposal flow and time to award. At the same time, there appear to be promising signs of stabilization, and we continue to believe that we are a key solution to many of the challenges that our client industries face.”
Mr. von Rickenbach continued, “Most importantly, we are focused on the future and are optimistic about what it holds for PAREXEL. After many years, we have achieved our goal of establishing a comprehensive global presence to better serve our clients. As part of our ongoing efforts to leverage these resources more strategically, we will be realigning our global cost structure to further capitalize upon the value that is inherent in our worldwide infrastructure. We believe that these steps will strengthen the Company and optimally position us for future growth.”
The Company expects to take a restructuring charge in the second quarter of Fiscal Year 2010 of approximately $30 million (approximately $0.30 per share assuming a tax rate of approximately 41.0%) in conjunction with a realignment of our global resources. The charge is expected to benefit earnings per share by approximately $0.22 per share on an annual basis once fully implemented, and will be primarily comprised of severance and facility restructuring costs. Savings will begin to be realized during the third quarter of Fiscal Year 2010.
The Company issued forward-looking guidance for the second quarter of Fiscal Year 2010 (ending December 31, 2009), and provided updated guidance for Fiscal Year 2010, using recent exchange rates. For the second quarter, the Company anticipates reporting consolidated service revenue in the range of $275 to $280 million, a GAAP loss per share in the range of $0.09 to $0.11, and adjusted earnings per diluted share (excluding the previously mentioned restructuring charge) of $0.19 to $0.21. For Fiscal Year 2010, consolidated service revenue is expected to be in the range of $1.105 to $1.125 billion using recent exchange rates (previously issued revenue guidance was $1.120 to $1.150 billion). GAAP earnings per diluted share for Fiscal Year 2010 are projected to be in the range of $0.57 and $0.67, and adjusted earnings per diluted share (excluding the previously mentioned restructuring charge) are expected to be in the range of $0.87 to $0.97 (previously issued diluted earnings per share guidance was $0.85 to $0.95).
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company includes certain non-GAAP financial measures in this press release. The Company believes that these non-GAAP financial measures assist investors and others in comparing the Company’s results to previous periods and forecasted guidance because such measures exclude items that are outside of the Company’s normal operations. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for assessing the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL’s financial results, and business and financial outlook will begin at 10:00 a.m. EDT on Wednesday, October 28, 2009 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investors section of the Company’s website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1-706-758-4950 and ask to join PAREXEL’s Conference Call.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 70 locations throughout 52 countries around the world, and has over 9,130 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the second quarter of Fiscal Year 2010, and Fiscal Year 2010. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will”, “would”, “could”, “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings, including the anticipated restructuring charge of approximately $30 million during the second quarter of Fiscal Year 2010; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business, including, but not limited to, the successful business integration and anticipated synergy achievements in connection with the ClinPhone acquisition; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 as filed with the SEC on August 28, 2009 which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Three Months Ended	Three Months Ended
(in thousands, except per share data)	September 30, 2009	September 30, 2008

Service revenue	$259,763	$263,046
Reimbursement revenue	47,775	56,506

Total revenue	307,538	319,552

Costs and expenses:
Direct costs	166,829	171,364
Reimbursable out-of-pocket expenses	47,775	56,506
Selling, general and administrative	60,353	57,725
Depreciation	11,569	9,929
Amortization	2,536	2,035

Total costs and expenses	289,062	297,559

Income from operations	18,476	21,993

Other expense	(780)	(678)

Income before income taxes	17,696	21,315

Provision for income taxes	5,255	7,696
Effective tax rate	29.7%	36.1%

Net income	$12,441	$13,619

Earnings per common share:
Basic	$0.22	$0.24
Diluted	$0.21	$0.23

Shares used in computing earnings per common share:
Basic	57,815	56,926
Diluted	58,135	58,164

	Preliminary
	Sept 30,	June 30,	Sept 30,
Balance Sheet Information	2009	2009	2008
Billed accounts receivable, net	$255,662	$251,174	$253,663
Unbilled accounts receivable, net	236,356	230,146	204,019
Deferred revenue	(270,922)	(266,453)	(195,601)

Net receivables	$221,096	$214,867	$262,081

Cash and marketable securities	$96,689	$96,352	$48,153
Working capital	$218,212	$191,705	$157,552
Total assets	$1,245,631	$1,224,461	$1,111,725
Short-term borrowings	$32,080	$32,090	$50,459
Long-term debt	$244,104	$247,083	$228,409
Stockholders’ equity	$437,384	$414,745	$405,028

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended	Three Months Ended
(in thousands)	September 30, 2009	September 30, 2008

Clinical Research Services (CRS)

Service revenue	$202,324	$202,823
% of total service revenue	77.9%	77.1%
Gross profit	$73,042	$70,921
Gross margin % of service revenue	36.1%	35.0%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$28,821	$30,111
% of total service revenue	11.1%	11.4%
Gross profit	$10,390	$9,948
Gross margin % of service revenue	36.1%	33.0%

Perceptive Informatics, Inc. (PII)

Service revenue	$28,618	$30,112
% of total service revenue	11.0%	11.5%
Gross profit	$9,502	$10,813
Gross margin % of service revenue	33.2%	35.9%

Total service revenue	$259,763	$263,046
Total gross profit	$92,934	$91,682
Gross margin % of service revenue	35.8%	34.9%

Revenue by Geography

The Americas	$101,601	$102,331
Europe, Middle East & Africa	129,540	140,387
Asia/Pacific	28,622	20,328

Total service revenue	$259,763	$263,046

Quarterly Supplemental Financial Data

Total revenue	$307,538	$319,552
Investigator fees	44,675	45,136

Gross revenue	$352,213	$364,688

Days sales outstanding	58	66

Capital expenditures	15,445	19,163